UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8–K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

the Securities Exchange Act of 1934

January 28, 2003

Date of Report (date of earliest event reported)

POLYCOM, INC.

(Exact name of Registrant as specified in its charter)

State of Delaware	0–27978	94–3128324
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

4750 Willow Road

Pleasanton, California 94588

(Address of principal executive offices)

(925) 924–6000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Item 2.  Acquisition or Disposition of Assets

On January 28, 2003, Polycom, Inc. (“Polycom”) sold to Verilink Corporation (“Verilink”), certain fixed assets and intellectual property rights relating to Polycom’s  network access product line, including Polycom’s line of NetEngine integrated devices, for a total of up to $3.0 million in cash, of which (i) $1.0 million was paid to Polycom at closing, (ii) $0.25 million will be paid to Polycom on the first anniversary of the closing, and (iii) up to $1.75 million will be paid to Polycom quarterly based on ten percent of Verilink’s revenues related to the sale of NetEngine products. The purchase price and other terms of the asset sale were determined in arms-length negotiations between the parties. Concurrent with the closing certain Polycom employees joined Verilink. Verilink has also agreed to purchase Polycom’s existing NetEngine-related inventories, with a book value of approximately $1.9 million as of the closing date, on an as needed basis.  Additionally, in connection with the sale, Polycom entered into a license agreement with Verilink pursuant to which Verilink granted to Polycom a license to use and further develop the network access technology related to the NetEngine product line.

The Asset Purchase Agreement entered into by and between Polycom and Verilink concerning the asset sale is attached hereto as Exhibit 2.1, and is incorporated herein by reference. The press release announcing the closing of the asset sale is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

Item 7. Financial Statements and Exhibits

(b)	Pro Forma Financial Information

The unaudited pro forma financial information required by this item is attached hereto as Exhibit 99.2, and is incorporated herein by reference.

(c)	Exhibits

The following Exhibits are filed as part of this report:

Exhibit No.	Description

2.1	Asset Purchase Agreement, dated as of January 28, 2003, by and between Polycom, Inc. and Verilink Corporation.
99.1	Press Release, dated as of January 29, 2003, entitled “Polycom sells network access product line to Verilink Corporation.”
99.2	Unaudited Pro Forma Condensed Consolidated Financial Information.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

POLYCOM, INC.

By:	/s/ Michael R. Kourey

Michael R. Kourey
Senior Vice President, Finance and
Administration, Chief Financial Officer
and Secretary

Date: February 12, 2003

EXHIBIT INDEX

Exhibit No.	Description

2.1	Asset Purchase Agreement, dated as of January 28, 2003, by and between Polycom, Inc. and Verilink Corporation.
99.1	Press Release, dated as of January 29, 2003, entitled “Polycom sells network access product line to Verilink Corporation.”
99.2	Unaudited Pro Forma Condensed Consolidated Financial Information.